Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Fiscal Year 2022 Results

ICL Unit Growth Up 33% Y/Y in Fiscal 2022

STAAR Reaffirms Outlook for Strong Trajectory of Growth in 2023

LAKE FOREST, CA, February 21, 2023 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today reported financial results for the fourth quarter and fiscal year ended December 30, 2022.

Fourth Quarter 2022 Overview

•	Net Sales of $64.0 Million Up 9% and Constant Currency Net Sales of $67.9 Million Up 15% from Prior Year Quarter
•	ICL Sales of $61.2 Million Up 15% and Constant Currency ICL Sales of $64.3 Million Up 21% from Prior Year Quarter
•	ICL Units Up 20% from the Prior Year Quarter
•	Gross Margin at 77.7% vs. 76.3% in the Prior Year Quarter
•	Net Income of $0.12 per Share vs. $0.10 per Share in the Prior Year Quarter
•	Cash, Cash Equivalents and Investments Available for Sale Ended the Quarter at $225.5 Million

Fiscal Year 2022 Overview

•	Net Sales of $284.4 Million Up 23% and Constant Currency Net Sales of $297.3 Million Up 29% from Prior Year
•	ICL Sales of $269.7 Million Up 27% and Constant Currency Net Sales of $280.0 Million Up 32% from Prior Year
•	ICL Units Up 33% from the Prior Year
•	Gross Margin at 78.5% of Sales from 77.5% of Sales in the Prior Year
•	Full Year Net Income of $0.78 per Share vs. Prior Year Net Income of $0.50 per Share

“Our fourth quarter and fiscal 2022 results continue STAAR’s multi-quarter track record of industry leading growth with fiscal 2022 global ICL sales up 27% and in constant currency up 32% and units up 33% year over year. These levels of ICL growth exceed the ambitious goals we previously announced for 2022. Moreover, our growth significantly outpaced the roughly flat growth for refractive industry procedures over the same period1,” said Tom Frinzi, President and CEO of STAAR Surgical. “For the fourth quarter ICL unit growth was up 20% year over year, including U.S. units up 109% and China units up 18%. In China, transient COVID-related headwinds that impacted our results in the fourth quarter are subsiding as we move through the first quarter of 2023. Our outlook for fiscal 2023 total ICL sales is approximately $340 million, which represents 26% year over year growth. STAAR will move forward in 2023 with purpose and increased investment to further accelerate consumer awareness, surgeon confidence and adoption of our EVO ICL family of lenses, all while continuing our industry leading position as a high growth and profitable ophthalmic medical device company.”

Financial Overview – Q4 2022

Net sales were $64.0 million for the fourth quarter of 2022, up 9% compared to $59.0 million reported in the prior year quarter. Changes in currency, primarily the Japanese Yen as well as the Euro, negatively impacted reported net sales by $3.8 million for the fourth quarter of 2022. The sales increase in the fourth quarter was driven by ICL sales and unit growth of 15% and 20%, respectively, as compared to the prior year period. Other Product sales decreased 52% compared to the prior year quarter. ICL sales were 96% of total net sales for the fourth quarter of 2022.

1 STAAR Market Share Refractive Procedures and ICL Trends proprietary model as of January 12, 2023 estimates 4,322,688 global refractive procedures in 2022 and 4,345,812 refractive procedures in 2021, a 0.53% decline Y/Y.

Gross profit margin for the fourth quarter of 2022 was 77.7% compared to the prior year quarter of 76.3%. Factors impacting the favorability in gross margin in the fourth quarter of 2022, as compared to the prior year quarter, include product and geographic mix, partially offset by increased period costs associated with manufacturing projects.

Operating expenses for the fourth quarter of 2022 were $48.8 million compared to the prior year quarter of $37.6 million. General and administrative expenses were $14.8 million compared to the prior year quarter of $11.5 million. The increase in general and administrative expenses was due to increased compensation related expenses, facilities costs and outside services. Selling and marketing expenses were $24.2 million compared to the prior year quarter of $17.1 million. The increase in selling and marketing expenses is due to increased advertising and promotional activities, trade shows and sales meetings, travel expenses and compensation related expenses. Research and development expenses were $9.8 million compared to the prior year quarter of $9.1 million. The increase in research and development expenses is due to increased clinical trial expenses related to U.S. post-approval studies.

Net income for the fourth quarter of 2022 was $5.9 million or $0.12 per diluted share compared with net income of $4.9 million or $0.10 per diluted share for the prior year quarter. The year over year increase in net income is attributable to higher other income, gross profit and a lower provision for income taxes, offset by increased SG&A expenses. Adjusted Net Income for the fourth quarter of 2022 was $6.8 million or $0.14 per diluted share compared to $9.5 million or $0.19 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Financial Overview – Fiscal Year 2022

Net sales were $284.4 million for fiscal year 2022, up 23% compared to $230.5 million reported in the prior year. The increase in Net sales was driven by ICL sales and unit growth of 27% and 33%, respectively. Other Products Sales decreased 16% compared to the prior year. ICL sales were 95% of total Net sales for fiscal 2022 and 92% of total Net sales for fiscal 2021. Changes in currency, primarily in the Japanese Yen as well as the Euro, negatively impacted reported total net sales by $12.9 million for fiscal year 2022.

Gross profit margin for fiscal year 2022 increased to 78.5% of total net sales compared to 77.5% of total net sales for fiscal year 2021. The increase in gross margin for the year is due to geographic sales mix and an increased mix of ICL sales which carry a higher margin, partially offset by increased period costs associated with the manufacturing expansion projects.

Operating expenses for fiscal year 2022 were $179.6 million compared to $145.3 million in the prior year. The 24% increase in operating expense is primarily due to higher marketing, promotion and advertising, compensation-related expenses, tradeshows and sales meetings and facilities costs.

Net income for fiscal year 2022 was $38.8 million or $0.78 per diluted share compared with net income of $24.5 million or $0.50 per diluted share for the prior year. The year over year increase in net income is due to higher gross profit and other income, primarily from changes in interest income and foreign currency transactions, partially offset by increased SG&A expenses. Adjusted Net Income for fiscal year 2022 was $60.0 million or $1.22 per diluted share, compared with an Adjusted Net Income of $42.9 million or $0.87 per diluted share for fiscal year 2021. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents, short-term and long-term investments available for sale at December 30, 2022 totaled $225.5 million, compared to $199.7 million at end of the fourth quarter of 2021. The Company generated $35.7 million in cash from operations for fiscal year 2022 and invested $18.1 million in property and equipment.

Conference Call

The Company will host a conference call and webcast today, Tuesday, February 21 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Access Code 268065), please dial 844-200-6205 for domestic participants and 929-526-1599 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 120085) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 866-813-9403 for domestic callers and 929-458-6194 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes stock-based compensation expenses and valuation allowance adjustments because they are non-cash expenses and because of the considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table provided in this press release shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2023 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the first quarter and fiscal year 2023. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

CONTACT:Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000's)

Unaudited

ASSETS	December 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$86,480	$199,706
Investments available for sale	125,159	-
Accounts receivable trade, net	62,447	43,531
Inventories, net	24,161	17,274
Prepayments, deposits, and other current assets	13,726	10,900
Total current assets	311,973	271,411
Investments available for sale	13,902	-
Property, plant, and equipment, net	50,921	35,912
Finance lease right-of-use assets, net	342	506
Operating lease right-of-use assets, net	30,270	31,310
Intangible assets, net	173	218
Goodwill	1,786	1,786
Deferred income taxes	4,824	3,813
Other assets	957	822
Total assets	$415,148	$345,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,576	$8,699
Obligations under finance leases	169	127
Obligations under operating leases	3,524	3,283
Allowance for sales returns	5,706	4,816
Other current liabilities	30,741	31,877
Total current liabilities	51,716	48,802
Obligations under finance leases	210	382
Obligations under operating leases	27,136	28,269
Deferred income taxes	1,489	811
Asset retirement obligations	220	198
Pension liability	1,935	8,758
Total liabilities	82,706	87,220

Stockholders' equity:
Common stock	482	477
Additional paid-in capital	404,189	373,519
Accumulated other comprehensive loss	156	(4,048)
Accumulated deficit	(72,385)	(111,390)
Total stockholders' equity	332,442	258,558
Total liabilities and stockholders' equity	$415,148	$345,778

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended						Twelve Months Ended
	% of	December 30,	% of	December 31,	Fav (Unfav)		% of	December 30,	% of	December 31,	Fav (Unfav)
	Sales	2022	Sales	2021	Amount	%	Sales	2022	Sales	2021	Amount	%
Net sales	100.0%	$64,044	100.0%	$59,001	$5,043	8.5%	100.0%	$284,391	100.0%	$230,472	$53,919	23.4%

Cost of sales	22.3%	14,259	23.7%	14,010	(249)	-1.8%	21.5%	61,008	22.5%	51,835	(9,173)	-17.7%

Gross profit	77.7%	49,785	76.3%	44,991	4,794	10.7%	78.5%	223,383	77.5%	178,637	44,746	25.0%

Selling, general and administrative expenses:
General and administrative	23.1%	14,808	19.5%	11,471	(3,337)	-29.1%	19.2%	54,742	19.1%	44,142	(10,600)	-24.0%
Selling and marketing	37.8%	24,223	28.9%	17,065	(7,158)	-41.9%	31.2%	88,856	29.2%	67,294	(21,562)	-32.0%
Research and development	15.3%	9,790	15.4%	9,072	(718)	-7.9%	12.7%	35,983	14.7%	33,862	(2,121)	-6.3%
Total selling, general, and administrative expenses	76.2%	48,821	63.8%	37,608	(11,213)	-29.8%	63.1%	179,581	63.0%	145,298	(34,283)	-23.6%

Operating income	1.5%	964	12.5%	7,383	(6,419)	-86.9%	15.4%	43,802	14.5%	33,339	10,463	31.4%

Other expense, net:
Interest income (expense), net	2.4%	1,514	0.0%	(3)	1,517	50566.7%	0.9%	2,448	0.0%	(38)	2,486	6542.1%
Loss on foreign currency transactions	5.0%	3,197	-1.6%	(924)	4,121	446.0%	-0.6%	(1,707)	-1.3%	(2,964)	1,257	42.4%
Royalty income	0.8%	527	0.9%	519	8	1.5%	0.4%	1,054	0.4%	1,015	39	3.8%
Other income (expense), net	0.0%	27	0.0%	(1)	28	2800.0%	0.0%	205	0.0%	(48)	253	527.1%
Total other expense, net	8.2%	5,265	-0.7%	(409)	5,674	1387.3%	0.7%	2,000	-0.9%	(2,035)	4,035	198.3%

Income before provision for income taxes	9.7%	6,229	11.8%	6,974	(745)	-10.7%	16.1%	45,802	13.6%	31,304	14,498	46.3%

Provision for income taxes	0.2%	126	3.5%	2,052	1,926	93.9%	2.4%	6,797	3.0%	6,803	6	0.1%

Net income	9.5%	$6,103	8.3%	$4,922	$1,181	24.0%	13.7%	$39,005	10.6%	$24,501	$14,504	59.2%

Net income per share - basic		$0.13		$0.10				$0.81		$0.52
Net income per share - diluted		$0.12		$0.10				$0.79		$0.50

Weighted average shares outstanding - basic		48,203		47,652				47,987		47,210
Weighted average shares outstanding - diluted		49,389		49,478				49,380		49,456

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Cash flows from operating activities:
Net income	$6,103	$4,922	$39,005	$24,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,380	937	4,481	3,608
Amortization of long-lived intangibles	6	8	28	34
Accretion/Amortization of investments available for sale	(891)	-	(1,198)	-
Deferred income taxes	(1,367)	650	(1,344)	1,495
Change in net pension liability	13	46	53	137
Stock-based compensation expense	4,995	3,620	20,370	14,605
Accretion of asset retirement obligation	47	-	47	-
Loss on disposal of property and equipment	65	-	65	2
Provision for sales returns and bad debts	552	(751)	913	318
Inventory provision	403	557	2,423	1,654
Changes in working capital:
Accounts receivable	(6,493)	(1,796)	(19,601)	(8,868)
Inventories	(3,820)	(1,235)	(7,943)	66
Prepayments, deposits and other current assets	(3,325)	(1,999)	(2,799)	(711)
Accounts payable	3,639	148	1,805	108
Other current liabilities	1,663	3,391	(590)	7,013
Net cash provided by operating activities	2,970	8,498	35,715	43,962

Cash flows from investing activities:
Acquisition of property and equipment	(4,025)	(4,689)	(18,108)	(13,645)
Purchase of investments available for sale	(60,172)	-	(155,748)	-
Proceeds from sale or maturity of investments available for sale	17,480	-	17,480	-
Net cash used in investing activities	(46,717)	(4,689)	(156,376)	(13,645)

Cash flows from financing activities:
Repayment of finance lease obligations	(41)	(34)	(126)	(348)
Proceeds from vested restricted stock and exercise of stock options	243	1,115	8,423	19,438
Net cash provided by financing activities	202	(216)	8,297	17,793

Effect of exchange rate changes on cash and cash equivalents	783	(133)	(862)	(857)

Increase (decrease) in cash and cash equivalents	(42,762)	3,460	(113,226)	47,253
Cash and cash equivalents, at beginning of the period	129,242	196,246	199,706	152,453
Cash and cash equivalents, at end of the period	$86,480	$199,706	$86,480	$199,706

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2022	2021	2022	2021
Net income (as reported)	$6,103	$4,922	$39,005	$24,501
Less:
Foreign currency impact	(3,197)	924	1,707	2,964
Stock-based compensation expense	4,995	3,620	20,370	14,605
Valuation allowance adjustment	(829)	-	(829)	845
Net income (adjusted)	$7,072	$9,466	$60,253	$42,915

Net income per share, basic (as reported)	$0.13	$0.10	$0.81	$0.52
Foreign currency impact	(0.06)	0.02	0.05	0.06
Stock-based compensation expense	0.10	0.08	0.42	0.31
Valuation allowance adjustment	(0.02)	-	(0.02)	0.02
Net income per share, basic (adjusted)	$0.15	$0.20	$1.26	$0.91

Net income per share, diluted (as reported)	$0.12	$0.10	$0.79	$0.50
Foreign currency impact	(0.06)	0.02	0.03	0.06
Stock-based compensation expense	0.10	0.07	0.42	0.29
Valuation allowance adjustment	(0.02)	-	(0.02)	0.02
Net income per share, diluted (adjusted)	$0.14	$0.19	$1.22	$0.87

Weighted average shares outstanding - Basic	48,203	47,652	47,987	47,210
Weighted average shares outstanding - Diluted	49,389	49,478	49,380	49,456

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	December 30,	Effect of	Constant	December 31,	As Reported		Constant Currency
Sales	2022	Currency	Currency	2021	$ Change	% Change	$ Change	% Change
ICL	$61,162	$3,141	$64,303	$53,016	$8,146	15.4%	$11,287	21.3%

Cataract IOL	1,998	409	2,407	3,195	(1,197)	-37.5%	(788)	-24.7%
Other	884	298	1,182	2,790	(1,906)	-68.3%	(1,608)	-57.6%
Other Products	2,882	707	3,589	5,985	(3,103)	-51.8%	(2,396)	-40.0%

Total Sales	$64,044	$3,848	$67,892	$59,001	$5,043	8.5%	$8,891	15.1%

	Twelve Months Ended
	December 30,	Effect of	Constant	December 31,	As Reported		Constant Currency
Sales	2022	Currency	Currency	2021	$ Change	% Change	$ Change	% Change
ICL	$269,712	$10,307	$280,019	$212,905	$56,807	26.7%	$67,114	31.5%

Cataract IOL	9,638	1,546	11,184	12,519	(2,881)	-23.0%	(1,335)	-10.7%
Other	5,041	1,019	6,060	5,048	(7)	-0.1%	1,012	20.0%
Other Products	14,679	2,565	17,244	17,567	(2,888)	-16.4%	(323)	-1.8%

Total Sales	$284,391	$12,872	$297,263	$230,472	$53,919	23.4%	$66,791	29.0%